FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE dated as of July 28, 2017 (this “Supplemental Indenture”), among TerraVia Holdings, Inc. (f/k/a Solazyme, Inc.) (the “Issuer”) and Wells Fargo Bank, National Association, as resigning trustee, registrar, custodian, conversion agent and paying agent (the “Resigning Trustee”).
WHEREAS, the Issuer is the issuer under the Indenture, dated as of April 1, 2014 (the “Original Indenture” and together with this Supplemental Indenture, the “Indenture”), pursuant to which the Issuer issued, and the Resigning Trustee authenticated and delivered the Issuer’s 5.00% Convertible Senior Subordinated Notes due 2019 (the “Securities”);
WHEREAS, the Resigning Trustee has given notice to the Issuer of its resignation as trustee, registrar, conversion agent and paying agent and GLAS Trust Company LLC (the “Successor Trustee”) has agreed to serve as successor trustee, registrar, custodian, conversion agent and paying agent pursuant to an Agreement, dated as of July 28, 2017, among the Issuer, the Resigning Trustee and the Successor Trustee (the “Resignation Agreement”) in accordance with Section 7.09 and Section 7.10 of the Indenture;
WHEREAS, Holders of more than a majority in aggregate principal amount of the outstanding Securities have consented to amend the Original Indenture pursuant to Section 10.02 of the Original Indenture to modify the capital requirements in Section 7.08 of the Original Indenture so that the Successor Trustee may accept its appointment as Trustee under the Indenture as provided in the Resignation Agreement (the “Amendment”);
WHEREAS, pursuant to Section 10.02 of the Original Indenture, with the consent of such Holders of at least a majority in aggregate principal amount of the outstanding Securities, the Issuer, when authorized by a resolution of its Board of Directors, and the Resigning Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture for the purpose of changing in any manner or eliminating any of the provisions of the Indenture, including the proposed Amendment; and
WHEREAS, the Issuer requests that the Resigning Trustee execute and deliver this Supplemental Indenture to reflect the Amendment and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and the execution and delivery of this Supplemental Indenture have been duly authorized by the Issuer in all respects.
NOW, THEREFORE, the Issuer and the Resigning Trustee do hereby supplement and amend the Original Indenture as follows:
ARTICLE 1

DEFINITIONS
Section 1.01.    Definitions. Capitalized terms that are defined in the preamble or the recitals hereto shall have such meanings throughout this Supplemental Indenture. Capitalized terms used but not defined in this Supplemental Indenture have the meanings assigned thereto in the Original Indenture. The meanings assigned to all defined terms used in this Supplemental Indenture shall be equally applicable to both the singular and plural forms of such defined terms.
ARTICLE 2
AMENDMENTS
Section 2.01.    Amendments. Section 7.08 of the Original Indenture is hereby amended and restated in its entirety as follows:
“Section 7.08. Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least the amount required by the Trust Indenture Act. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.”
ARTICLE 3
MISCELLANEOUS
Section 3.01.    Date and Time of Effectiveness. This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date hereof.
Section 3.02.    Supplemental Indenture Incorporated Into Indenture. The terms and conditions of this Supplemental Indenture shall be deemed to be part of the Indenture for all purposes relating to the Securities. The Original Indenture is hereby incorporated by reference herein and the Original Indenture, as supplemented by this Supplemental Indenture, is in all respects adopted, ratified and confirmed.
Section 3.03.    Outstanding Securities Deemed Conformed. As of the date hereof, the provisions of the outstanding Securities shall be deemed to be conformed, without the necessity for any reissuance or exchange of such outstanding Security or any other action on the part of the holders of outstanding Securities, the Issuer or the Resigning Trustee, so as to reflect this Supplemental Indenture.
Section 3.04.    Separability. In case any provision in this Supplemental Indenture, or in the Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 3.05.    Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and the holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture or the Indenture.
Section 3.06.    Successors. All agreements of the Issuer and the Resigning Trustee in this Supplemental Indenture and in the Original Indenture, as applicable, shall bind their respective successors.
Section 3.07.    New York Law to Govern. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State (without regard to the conflicts of laws provisions thereof).
Section 3.08.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 3.09.    Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.10.    Trustee. The Resigning Trustee accepts the amendments of the Original Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Original Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Resigning Trustee. Without limiting the generality of the foregoing, the Resigning Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Resigning Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, each of the parties has caused this Supplemental Indenture to be duly executed, all as of the first date written above.

TERRAVIA HOLDINGS, INC.
By:	/s/ Tyler Painter
	Name:	Tyler Painter
	Title:	Chief Operating Officer & Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Resigning Trustee
By:	/s/ Thomas M. Korsman
	Name:	Thomas M. Korsman
	Title:	Vice President